Exhibit 99.1

Ingles Markets, Incorporated Reports Record Sales for Fiscal 2019

ASHEVILLE, N.C.--(BUSINESS WIRE)--December 10, 2019--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported total sales of $4.20 billion for fiscal year 2019 compared with $4.09 billion in fiscal year 2018. Pre-tax annual income totaled $106.6 million for fiscal year 2019 and $80.3 million for fiscal year 2018. For the fiscal years ended September 2019 and 2018, net income totaled $81.6 million in 2019 compared with $97.4 million in 2018. Fiscal year 2018 net income was positively impacted by the passage of the Tax Cuts and Jobs Act of 2017 (Tax Act).

Total sales for the fourth quarter of fiscal 2019 were $1.08 billion compared with $1.06 billion for the fourth quarter of fiscal 2018. Net income for the fourth quarter of fiscal 2019 totaled $20.9 million compared with net income of $18.4 million for the fourth quarter of fiscal 2018.

Commenting on the results, Robert P. Ingle II, Chairman of the Board, said, “We are pleased with another year of record sales, and with the steps we are taking for the long-term health of our Company. Our associates continue to do a great job making sure our customers are happy.”

Fourth Quarter Results

Net sales totaled $1.08 billion for the quarter ended September 28, 2019, compared with $1.06 billion for the September 2018 quarter. Comparable store sales excluding gasoline increased 3.7%.

Gross profit for the fourth quarter of fiscal 2019 totaled $260.3 million compared with $256.4 million for the fourth quarter of fiscal 2018. Gross profit as a percentage of sales was 24.2% for both the 2019 and 2018 fourth quarters.

Operating and administrative expenses for the September 2019 quarter totaled $222.2 million compared with $220.9 million for the September 2018 quarter. Operating and administrative expenses as a percentage of sales were 20.7% for the fourth quarter of fiscal 2019, compared with 20.8% of sales, for the fourth quarter of fiscal 2018. Labor cost increases represented most of the total operating expense dollar increase.

Interest expense totaled $11.6 million for the fourth quarter of fiscal 2019 compared with $11.9 million for the fourth quarter of fiscal 2018. Total debt was $852.2 million at the end of fiscal 2019 compared with $865.6 million at the end of fiscal 2018.

Net income for the September 2019 quarter totaled $20.9 million compared with net income of $18.4 million for the September 2018 quarter. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $1.07 and $1.03 per share, respectively, for the September 2019 quarter compared with $0.94 and $0.91 per share, respectively, for the September 2018 quarter.

Annual Results

Net sales were $4.20 billion for the fiscal year ended September 2019 compared with $4.09 billion for the fiscal year ended September 2018. Comparable store sales excluding gasoline in fiscal year 2019 increased 3.9% over fiscal 2018.

Gross profit for the fiscal year ended September 28, 2019, increased $41.8 million, or 4.3%, to $1.02 billion, or 24.3% of sales, compared with $980.2 million, or 24.0% of sales, for the fiscal year ended September 29, 2018.

Operating expenses totaled $873.9 million in fiscal 2019 compared with $856.1 million in fiscal 2018, and were 20.8% and 20.9% of sales for fiscal years 2019 and 2018, respectively. Labor cost increases represented most of the total operating expense increase.

Interest expense totaled $47.4 million for the year ended September 28, 2019, and $47.6 million for the year ended September 29, 2018. Interest rates on the Company’s floating rate debt increased during fiscal year 2019, while overall debt levels decreased over the past twelve months.

Income tax expense for fiscal year 2019 totaled $25.0 million compared with income tax benefit of $17.0 million for fiscal year 2018. In fiscal year 2018 the Company recognized one-time tax benefits from the Tax Act and other tax changes.

Net income for fiscal 2019 totaled $81.6 million compared with net income of $97.4 million for fiscal 2018. Basic and diluted earnings per share for the Company’s publicly traded Class A common stock were $4.14 and $4.03 per share, respectively, for the year ended September 28, 2019, compared with $4.94 and $4.81 per share, respectively, for the year ended September 29, 2018.

Capital expenditures totaled $161.8 million and $150.5 million for fiscal years 2019 and 2018, respectively. The Company has a line of credit facility totaling $175.0 million with $166.0 million available (after deducting letters of credit) at September 28, 2019. The Company is in compliance with all of its debt agreements and has significant unencumbered assets at September 28, 2019.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2019 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 198 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Financial Highlights
(Unaudited)

	Quarter Ended		Year Ended
	Sept. 28,	Sept. 29,	Sept. 28,	Sept. 29,
	2019	2018	2019	2018

Net sales	$1,076,091	$1,059,668	$4,202,034	$4,092,805
Gross profit	260,348	256,430	1,022,000	980,169
Operating and administrative expenses	222,245	220,884	873,859	856,074
Gain from sale or disposal of assets	528	57	4,052	729
Income from operations	38,631	35,603	152,193	124,824
Other income, net	342	598	1,815	3,065
Interest expense	11,546	11,949	47,410	47,570
Income tax expense (benefit)	6,509	5,813	25,018	(17,046)
Net income	$20,918	$18,439	$81,580	$97,365

Basic earnings per common share – Class A	$1.07	$0.94	$4.14	$4.94
Basic earnings per common share – Class B	$0.97	$0.85	$3.76	$4.49
Diluted earnings per common share – Class A	$1.04	$0.91	$4.03	$4.81
Diluted earnings per common share – Class B	$0.97	$0.85	$3.76	$4.49

Additional selected information:
Depreciation and amortization expense	$28,927	$28,454	$112,520	$113,083
Rent expense	$2,950	$3,145	$12,351	$12,823

Consolidated Balance Sheets

	Sept. 28,		Sept. 29,
	2019		2018
ASSETS
Cash and cash equivalents	$42,125		$10,537
Receivables-net	71,951		70,057
Inventories	374,129		372,196
Other current assets	8,898		43,954
Property and equipment-net	1,344,267		1,303,044
Other assets	25,958		25,123
TOTAL ASSETS	$1,867,328		$1,824,911
LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$12,600		$12,848
Accounts payable, accrued expenses and
current portion of other long-term liabilities	234,979		247,290
Deferred income taxes	75,499		74,461
Long-term debt	839,638		852,740
Other long-term liabilities	41,899		42,158
Total Liabilities	1,204,605		1,229,497
Stockholders' equity	662,723		595,414
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$1,867,328		$1,824,910

Contacts

Ron Freeman
Chief Financial Officer
(828) 669-2941 (Ext. 223)